Exhibit 10.4
                                  -------------

                                    AGREEMENT

LICENSE AGREEMENT made this 2nd day of October, 1997, between the SMITHSONIAN INSTITUTION ("Smithsonian") an educational, non-profit organization established by the Congress of the United States in 1846 (20 U.S.C. 41 et seq.) and having its principal offices at 1000 Jefferson Drive, S.W., Washington, D.C. 20560 and SYNTHONICS TECHNOLOGIES, INC. ("Licensee") a California corporation having its principal place of business at Westlake Village, California.

WHEREAS, Smithsonian desires to encourage the development of quality products which are uniquely related to Smithsonian and its collections and which are in keeping with the dignity, history, and traditions of Smithsonian, and which will enable Smithsonian to further its mandate "for the increase and diffusion of knowledge"; and

WHEREAS, Licensee is the developer of Rapid Virtual Reality(TM) technology and, by using this innovative technology, desires to develop a unique CD-ROM for commercial sale that contains high quality, three-dimensional images of Smithsonian artifacts, while keeping with the dignity, history and traditions of Smithsonian (the "Product");

WHEREAS, Licensee desires to acquire the right to use the name and the trademark of Smithsonian upon and in connection with the Product; and,

WHEREAS, Smithsonian has the rights to said name, it having devolved under the will of James Smithson, benefactor, and been designated by the Congress of the United States as the official name of the Institution, and being well known and recognized by the general public mind with the same Smithsonian, and it being registered accordingly in the United States Patent and Trademark Office;

NOW, THEREFORE, in consideration of the premises and mutual Agreements herein contained, the parties agree with each other as follows:

1.   GRANT OF LICENSE.
     ----------------

     a. Smithsonian grants to Licensee for the term of this Agreement, subject to the terms and conditions herein contained, a personal and non-transferable license to utilize the names "Smithsonian Institution," and "Smithsonian" ("Names") and all Smithsonian images and materials, but only for the Product and purposes set forth herein. Synthonics Technologies, Inc. shall use the license granted hereunder solely in connection with the design and development ("Development") of the Product under the Licensee label.

     b. Smithsonian agrees not to issue to any other party a license to use its Names or the same images and materials in connection with the production or sale of the same product covered by this Agreement.

2.   SPECIFICATIONS OF THE PRODUCT.
     -----------------------------

     a. The Product will be a high quality CD-ROM which presents a cross-section of the most popular artifacts in each of the Smithsonian's museums, with the general theme of "An Introduction to the `Electronic Smithsonian'." The Smithsonian shall have final approval concerning which artifact images shall appear on the Product.

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     b.   The  CD-ROM  will  contain  images of at least  600 to 800  artifacts.
          Licensee shall use its patented Rapid Virtual Reality (TM)technology to represent at least seventy-five (75) artifacts by three-dimensional models. The Smithsonian shall have final approval as to which artifacts will be represented by three-dimensional models. The images shall be accompanied by appropriate educational text, which shall be approved by Smithsonian. The CD-ROM shall employ the latest multimedia authoring tools to provide a full script around all three-dimensional images.

     c. Synthonics agrees that Smithsonian may use the digitized images appearing on the Product for any non-profit use.

     d. Smithsonian encourages Licensee and all of its licensees to manufacture the products in the United States of America or its Territories in keeping with the spirit and intent of the Buy American Act (ss.ss. 41 U.S.C. 10a et seq.).

     e. It is understood that Licensee shall manufacture the Product in its own factories, plants, or workshops in the United States of America or its Territories. Any agency or sublicense, and/or any change in country of manufacture must be approved based on a prior written request by Licensee and prior written approval by Smithsonian. Licensee agrees that the identification of the country of origin on all copies of the Product shall be in conformance with all laws governing manufacturing and said designated countries of origin shall be limited to those countries as specified above or as approved by Smithsonian.

     f. In the event that Licensee subcontracts concerning elements or components of the Products, Licensee agrees that, prior to any product development or manufacture by a third party, it will execute a Trademark and Design Protection Agreement (a sample of such and suggested wording is incorporated into Schedule C) which, among other things, will expressly prohibit said third party from using the name and/or names of any Smithsonian program offices and/or Smithsonian trademarks. In addition, such agreement will prohibit any third party from exploiting in any manner its association with the Smithsonian, its collections, products, or components or derivatives thereof. Each of the above mentioned Trademark and Design Protection Agreements shall be kept on file by Licensee.

     g. Licensee agrees that every copy of the Product shall bear an appropriate identification to avoid confusion in the public mind between the images and the original artifacts. The form and use of this identification must be approved, in advance, by Smithsonian.

     h. Licensee further represents and warrants that the Product and all copies of the Product have not been and shall not be produced or manufactured, in whole or in part by convict, forced or child labor or by any other matter prohibited by applicable law. Licensee shall provide Smithsonian with any guarantee of compliance in such form as Smithsonian may from time to time designate, with respect to the Product, as required or permitted under any law, rule or regulation of the United States and any other countries where the Product is produced or delivered.

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3.   LICENSEE'S RESPONSIBILITIES.
     ---------------------------

     a.   Licensee   shall   produce   the  Product  in   accordance   with  the
          specifications agreed upon by Smithsonian and set forth above, using the highest professional quality materials.

     b. Licensee shall employ research analysts as recommended by Smithsonian to insure the accuracy of the images of the artifacts and the artifact history included with the artifact images.

     c. All costs associated with the development of the Product, whether approved or disapproved at any stage by Smithsonian, shall be borne by Licensee and Smithsonian has no responsibility for any such costs even if the Product does not sell any copies or generate any revenue whatsoever.

     d. Licensee shall use its best efforts to complete and design production of the Product and have it available to the Smithsonian for distribution on or before February 24, 1998, but in no event shall complete production of the Product and have it available to the Smithsonian for distribution later than March 10, 1998.

4.   SMITHSONIAN RESPONSIBILITIES.  Smithsonian shall:
     ----------------------------

     a. Work with Licensee to agree to all specifications of the Product, including all content on the Product, prior to the commencement of production of the Product.

     b.   Provide  all   Smithsonian   approvals  in  writing  and  as  soon  as
          practicable.

     c. Allow Synthonics reasonable access to the artifacts selected and approved to appear on the Product.

5.   APPROVALS.
     ---------

     a. All manufacturing shall be fine quality and comply with the highest product specifications, standards, and quality control procedures. Licensee agrees to furnish Smithsonian with samples of the Products in their consecutive planned stages of development for inspection and judgment of accuracy, quality, style and appropriateness by curatorial and other Smithsonian staff. No Product will be manufactured or sold by Licensee until Smithsonian has given written approval at each appropriate stage. There shall be a minimum of six (6) production stages for the Smithsonian to approve prior to the approval of the final sample of the Product, including, but not limited to, approval of 1) the final storyboards for the Product; 2) list of assets to be included on the Product; 3) the scripts, any final assets, interactivity planning and initial packaging of the Product; 4) alphaprototype CD and packaging; 5) the beta prototype CD; and, 6) a sample of the final Product. Licensee agrees to make all changes, modifications and revisions requested by Smithsonian during the approval process. A mutually agreed upon timetable for concept and design approvals is set forth in Schedule B and is hereby incorporated into this contract. This schedule incorporates the time necessary to meet Licensee's production schedule and to ensure proper review and comment by Smithsonian's curatorial staff. Smithsonian agrees not to unreasonably withhold approval or unreasonably delay notice of disapproval to Licensee at any stage in conformance with the agreed

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          upon  schedules.  Approval of the final sample by Smithsonian  will be the last stage of approval. All final finished samples approved by Smithsonian will be retained unchanged by Licensee and they may be inspected by Smithsonian at any time during the term of this Agreement or within two (2)years thereafter. Any deviation in quality or content from the approved sample shall be grounds for Smithsonian to terminate this agreement.

     b. Licensee shall submit for Smithsonian's prior written approval: galleys, drafts, and samples of all packaging associated with the Product; and, galleys, drafts and samples of all text, images and other content contained in or on the Product. Final packaging, text, images and other content of the Product shall be approved in writing by Smithsonian before final production may begin.

     c. For the purposes of this Agreement, "promotional material" shall be defined as any materials, whether audio, visual, or printed, designed by Licensee and which is targeted to promote the Product. Licensee shall submit for Smithsonian's prior written approval all promotional materials. If Licensee intends to use any media whatsoever, Licensee shall seek Smithsonian's written approval prior to doing so.

     d. Licensee agrees that the Names possess a special, unique and extraordinary character. If at any time Smithsonian deems that the continued development, manufacture or sale of the Product or any copies of the Product will harm, bring into disrepute, or affect the integrity of the Names, or is not in keeping with the dignity, history and traditions of the Smithsonian Institution, Smithsonian shall have the right to withdraw its approval previously given. Licensee shall be afforded the right to dispose of its remaining inventory of the item in question for a period of six (6) months according to the terms of Paragraph 19 herein.

     e. Except as otherwise provided herein, Licensee shall not refer to Smithsonian or any of its museums, organizations, or facilities in any manner or through any medium, whether written, oral, or visual, for any purpose whatsoever, including but not limited to advertising, marketing, promotion, publicity or on any letterhead by any company.

6.   TERRITORY.
     ---------

     Licensee shall be entitled to use the License granted hereunder only in the United States of America and its territories.

7.   LICENSE PERIOD.
     --------------

     The License granted hereunder shall be effective as of the date of this Agreement and terminate three (3) years after the date of this Agreement, unless sooner terminated in accordance with the terms and conditions of this Agreement ("License Period").

8.   DISTRIBUTION.
     ------------

     a. The parties agree that the Product shall be initially marketed, distributed and sold through Smithsonian outlets, including, but not limited to, the Smithsonian museum shops, the Smithsonian catalogues, and Smithsonian websites. The Product will be offered for sale through in at least one (1) Smithsonian catalogue per year. The Product will also be offered for sale on the Smithsonian website and in the Smithsonian museum shops.

     b. The Product shall be sold through Smithsonian outlets on consignment. Synthonics shall provide sufficient copies of the Product, packaged

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          and ready for immediate sale to the public,  to Smithsonian at no cost to Smithsonian. Synthonics shall pay for the costs of shipping the Product to Smithsonian for sale to the public. The parties will mutually agree on quantities for initial and subsequent shipment to the Smithsonian Institution.

     c. Both parties are free to explore the possibility of other distribution and sale through non-Smithsonian venues. Should one party desire to market, distribute or sell the Product in a non-Smithsonian outlet, or should one party locate a distributor who is ready and willing to distribute the Product, the parties to this Agreement shall meet to negotiate whether such distribution and/or sale of the Product is desirable and feasible for both parties. Both Synthonics and the Office of Contracting at Smithsonian must grant written approval to engage in negotiations with a third party relating to the marketing, distribution or sale of the Product by that third party. If Smithsonian is to be a signatory on an agreement with a third party for the marketing, distribution and/or sale of the Product, the Office of Contracting at Smithsonian shall participate in all discussions and negotiations with that third party. The Product will not be marketed, sold or distributed in or by a non-Smithsonian outlet without the written approval of both parties to this Agreement. The Contracting Officer's Representative is not empowered to engage in such discussions or negotiations, nor authorized to grant the approvals required by this Paragraph.

     d. Licensee shall promptly provide Smithsonian, at no charge, reasonable quantities of the Products for purposes such as quality control, museum collections, trademark registration and other related needs.

     e. Licensee may distribute a limited number of copies of the Product to demonstrate Licensee's technology to potential customers. Under no circumstances shall Licensee sell or accept anything of value for promotional copies of the Product. Licensee may also use the Names for resume purposes only, which shall include 1) including the Names in an alphabetical list of all active clients; 2) including the Names in an alphabetical list of all clients within a specific category; and, 3) including the Names in an alphabetical list of a significant and representative sample of clients.

9.   REVENUE.
     -------

     a. For the purpose of this Agreement, "sales proceeds" shall mean gross or invoiced sales of copies of the Product less discounts and returns actually made or allowed, and uncollectible accounts.

     b. At the completion of the production stage of the Product, Licensee shall submit to Smithsonian a detailed list of all direct development costs for the Product. Licensee shall not include any profit or fee in the declared development costs. Upon delivery and acceptance of the list by Smithsonian, Licensee may retain all sales proceeds received through the sale and marketing of the Product until it is reimbursed for the listed development costs. The parties anticipate that the development costs will not exceed $300,000.00. Licensee shall not be entitled to reimbursement for more than $450,000.00 in developing costs.

     c. After Licensee is reimbursed for the development costs for the Products, the parties shall each receive fifty percent (50%) of all sales proceeds received in connection with the Product.

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10.  PAYMENTS AND STATEMENTS.
     -----------------------

     a.   Procedure for Payments.

          i. Payments from both parties shall be made monthly and shall be accompanied by the Periodic Statement set forth in Paragraph 10.b. If the accumulated payment to one party from the other is less than three hundred dollars ($300.00), such payment may be deferred until the accumulated amount reaches three hundred dollars ($300.00).

          ii. Payments to Synthonics by Smithsonian should be mailed to the following address:

               Synthonics Technologies, Inc.
               31324 Via Collinas
               Suite 106
               Westlake Village, CA 91362

          iii. In  the  event   that  the   Product   is   distributed   through
               non-Smithsonian outlets, payments to the Smithsonian should be mailed to the following address:

               Smithsonian Institution
               S.I. Contract Number RC9-821003-0000
               Department 0561
               Washington, DC 20073-0561

               All payments, statements and correspondence shall refer to the Smithsonian Contract Number from page one of this Agreement.

     b. Periodic Statements. Each party shall furnish to the other monthly a complete and accurate statement, certified to be accurate by an officer of Licensee, showing the number, description and gross sales price and itemizing the allowable deductions from the gross sales price of the Product distributed and/or sold by that party during the preceding month. If Licensee withholds any moneys from Smithsonian for reimbursing development costs pursuant to paragraph 9.b., above, Licensee shall show such sum as an allowable deduction on its periodic statement to Smithsonian.

     c. Receipt or acceptance by one party of any of the statements furnished by the other party pursuant to this Agreement or of any sums paid hereunder by the other party shall not preclude that party from questioning the correctness thereof at any time, and in the event that any inconsistencies or mistakes are discovered in such statements or payments, they shall immediately be rectified and the appropriate payments shall be made. In the event that either party has a reasonable basis for needing an independently certified statement, which need cannot otherwise be met, and upon demand, the other party shall at its own expense, but not more than one (1) time in any twelve
          (12) month period, furnish to the requesting party a detailed statement by an independent certified public accountant, showing the number, description, gross sales price, itemized deductions from gross sales price and net sales price of each Smithsonian Product distributed and/or sold by that party up to the date of the requesting party's demand.

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11.  BOOKS AND RECORDS.
     -----------------

     Licensee shall keep accurate books of account and records covering all transactions relating to the license hereby granted; Smithsonian and its duly authorized representatives shall have the right at all reasonable hours of the day to an examination of, including the right to make extracts from and copies of, said books of account and records and of all other documents and material in the possession or under the control of Licensee with respect to the subject matter and the terms of this Agreement. To facilitate inspection by Smithsonian of Licensee's books and records with respect to the amounts due Smithsonian, Licensee will designate an individual identification number which will be used exclusively in connection with Smithsonian Products. Licensee shall retain duplicates of all invoices to its customers for Smithsonian products. Smithsonian agrees that it will conduct no more than one (1) examination pursuant to the terms of this Agreement during any twelve (12) month period that this Agreement is in effect. All books of account and records shall be kept available for at least two (2) years after the termination of this License, or any renewal thereof, and Licensee agrees to permit inspection by Smithsonian during such two (2) year period under the conditions stated above and Licensee shall pay for such inspection if the margin of error is in excess of five (5%) percent.

12.  WARRANTIES AND INDEMNIFICATIONS.
     -------------------------------

     a.   Warranties.

          i. Smithsonian Warranties. Smithsonian warrants and represents that it has the full right and authority to grant all of the rights granted herein, that except as may be noted in a separate writing from Smithsonian to Licensee, no permission is required of any other party to filly enforce the rights granted herein; the use of Smithsonian-provided materials is not a violation of the copyright or any proprietary or personal right of any person or entity or otherwise contrary to law; that it has not previously assigned, pledged or otherwise encumbered the rights herein granted to Licensee; that it will not grant to any other party a license to use the same images and materials in connection with the same products during the life of this Agreement. Nothing herein shall bar Smithsonian from using other digitized images of the same objects in other products centered on a different thematic approach.

          ii. Licensee Warranties. Licensee warrants and represents that it has the full right and authority to enter into this Agreement; that none of the non-Smithsonian materials incorporated in the completed Smithsonian products are a violation of the copyright, patent right, or any proprietary or personal right of any person or entity or otherwise contrary to law; that Licensee has fully complied with all applicable laws and regulations both within and outside the U. S. pertaining to the development, manufacture, distribution, and sale of the Product including, without limitation, consumer products safety laws and labeling requirements applicable to the manufacture and sale of children's toys, games, and activity kits; and that licensee has not nor will not in any manner grant, assign, encumber, or dispose of any of the rights granted herein except as provided herein.

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     b.   Smithsonian hereby indemnifies Licensee and shall hold it harmless:

          i. against any claims or suits asserting any proprietary rights in an artifact or image from Smithsonian collections which Licensee has reproduced pursuant to this Agreement, but only to the extent of Licensee's out-of-pocket costs; and

          ii. against any judgments or settlements arising out of use by Licensee of the Names as authorized in this Agreement, but only to the extent of such authorized use and only to the extent of Licensee's actual out-of-pocket costs including reasonable outside attorneys' fees; and provided further that Licensee shall give prompt written notice to Smithsonian of any such claim or suit, and provided further that Smithsonian shall have the option to undertake and conduct the defense of any suit so brought.
               Nothing contained in this subparagraph, or elsewhere in this Agreement, shall create any liability on the part of Smithsonian for any other claims or suits against Licensee.

          iii. against any judgments or settlements arising out of a breach of one of the warranties made above in Paragraph 13.a., but only to the extent of Licensee's actual out-of-pocket costs including reasonable outside attorneys' fees; Nothing contained in this subparagraph, or elsewhere in this Agreement, shall create any liability on the part of Smithsonian for any other claims or suits against Licensee.

     c. Licensee shall assist Smithsonian, to the extent necessary, in the protection of any of Smithsonian's right to the Names, and Smithsonian, if it so desires, may commence or prosecute at its own expense any claims or suits in its own Names or in the name of Licensee or join Licensee as a party thereto. Licensee shall notify Smithsonian in writing of any infringements or imitations by others of the Names on articles the same as and/or similar to the Smithsonian Products. In the event that Smithsonian does not take action against an infringer, Licensee may do so at its own expense and Smithsonian will cooperate with Licensee in prosecuting any such action, provided, however, that Licensee shall have given Smithsonian thirty (30) days written notice of its intention to do so and Smithsonian shall not have objected thereto in writing in that period, it being understood that Smithsonian shall have the final determination whether or not any action shall be taken on account of such infringements or imitations.

     d. Licensee hereby agrees to indemnify, defend, and hold Smithsonian harmless from any claim or suit arising or alleging to arise out of or from the development of Smithsonian Products or arising out of a breach of Licensee's warranties under the Licensee name, excepting claims for which Smithsonian is indemnifying Licensee.

13.  INSURANCE.
     ---------

     a. During the term of this Contract, Licensee shall secure and maintain at a minimum the following amount of insurance coverage:

          i. Commercial General Liability policy, including products liability, in the minimum amount of two million ($2,000,000) dollars per occurrence, to include coverage for bodily injury, property damage, personal injury, advertising injury, contractual liability and products and completed operations coverage.

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          ii.  Media  Professional  Liability  policy in the  minimum  amount of three million ($3,000,000) dollars per occurrence, to include coverage for defamation or harm to character, invasion or infringement of right to privacy, infringement of copyright, infringement of patent, plagiarism, piracy and misappropriation of ideas committed in the dissemination of printed or other matter.

     b. Policies evidencing the above coverage shall include Smithsonian as an Additional Insured and shall include or provide for insurance coverage for liability assumed under this Contract. All such insurance policies shall contain a minimum thirty (30) day notice requirement to Smithsonian prior to cancellation. As evidence that Licensee has the required coverage, original certificates of insurance or true copies of the policies shall be presented to Smithsonian upon signing of the Agreement and for review on a yearly basis. Smithsonian may also request copies of the policies for further review and evaluation. Before the expiration or cancellation of any insurance policy required hereunder, Licensee shall mail to Smithsonian certificates of insurance evidencing renewal or replacement coverage sufficient to satisfy its obligations under this Section. If Smithsonian does not receive this evidence of insurance coverage within a reasonable time after this contract is signed, and/or if Licensee fails to maintain the required insurance during the term of this Contract, Smithsonian shall provide written notice of its intention to cancel this Agreement unless this breach is remedied within five (5) business days. If the breach is not remedied within five (5) business days, Smithsonian may cancel this Agreement. If Smithsonian cancels pursuant to this provision, Smithsonian shall not incur any liability or penalty. Upon receipt of written notice of such cancellation, Licensee shall make all remaining payments due and owing to Smithsonian, including but not limited to royalties, under this Contract.

14.  COPYRIGHT AND TRADEMARK.
     -----------------------

     a. Trademark. Licensee agrees to cause an appropriate statutory notice of trademark registration to be affixed to or imprinted on each copy of the Product wherever the federally registered trademarks, Smithsonian and/or Smithsonian Institution are first used. Such notice shall be in one of the following forms:

          i.   (R) placed on the right hand "shoulder" of the trademark and/or

          ii. "This trademark is owned by the Smithsonian Institution and is registered in the U.S. Patent and Trademark Office".

          The Smithsonian logo shall not be changed, altered, moved, manipulated or incorporated into another design and it shall stand separate and on its own. Licensee agrees to submit an attachment sample containing the Smithsonian logo and the Licensee logo before completion of the product design stage.

          Smithsonian  agrees  that  Licensee  may  affix its own  trademark  to
          Smithsonian   Product(s),   subject  to  Smithsonian's  prior  written
          approval before completion of the product design stage.

     b. Copyright. Licensee acknowledges that all materials produced pursuant to this Agreement, which are based on artifacts and images from the

          Smithsonian's collections, shall be deemed derivative products within the meaning of the United States Copyright Act of 1976, as amended (17 U.S.C. section 101, et jug.), and all right, title and interest, including copyright, shall be owned by Smithsonian. These materials include but are not limited to designs, sketches, tracings, draft and finished artwork, packaging, advertisements, instructions and descriptive or textual materials. In the event such materials are adjudged not to be derivative products, Licensee hereby transfers and assigns to Smithsonian, for fair consideration, all rights, including copyright, in all materials produced pursuant to this Agreement.

          Licensee agrees to cause an appropriate copyright notice to appear on all copyrightable materials produced as a result of this agreement, including but not limited to, the product itself and any and all advertising, packaging and/or promotional materials relating to the product. Such copyright notice shall be in a form similar to the following:

                    (C) 1997 Smithsonian Institution

          If requested by Smithsonian, Licensee shall secure and maintain United States copyright registration in the name of Smithsonian within three
          (3) months of the date of first publication of the Product, as the term "first publication" is defined in the United States Copyright Act of 1976, as amended. Licensee shall submit proper samples and/or forms of the copyrighted material for copyright deposit purposes with the United States Library of Congress. Licensee shall be responsible for any and all costs associated with such registration and deposit.

     c. Goodwill. Licensee recognizes the great value of the prestige, publicity and good will associated with the Names, and in such connection, acknowledges that such goodwill exclusively belongs to Smithsonian and that the Names has acquired a secondary meaning in the mind of the purchasing public as a source of museum services and museum products.

15.  DISPOSAL OF SECONDS.
     -------------------

     In the event a Product under a Smithsonian license fails to pass Licensee's normal quality control inspection, or otherwise deviates from the standards of the industry, that Product shall by physically destroyed and shall not be otherwise sold, traded or given away.

16.  SPECIFIC  UNDERTAKINGS  OF  LICENSEE.
     ------------------------------------

     During the term of the License Period and thereafter Licensee agrees that:

     a. It will not attack Smithsonian's rights in and to the Names and any copyright or trademark pertaining thereto, nor will it attack the validity of the License granted hereunder. It will not harm, misuse or bring into disrepute the name and, in the development of Smithsonian Product, will assist Smithsonian in preserving the integrity of the Names. This obligation shall continue indefinitely following expiration of the license;

     b. It will ensure that the development of Smithsonian Products proceeds in an ethical manner in keeping with the dignity and traditions of the Smithsonian and in accordance with the terms and intent of this Agreement;

     c. It agrees not to discriminate in its business practices including but not limited to hiring, marketing, sub-contracting and wholesaling on the basis of race, creed, color, religion, sex, age, national origin, handicap or for any other reason prohibited by Federal or applicable state law.

17.  TERMINATION.
     -----------

     a. Breach. Smithsonian may terminate this Agreement at any time if the continued manufacture or sale of any Smithsonian Products will harm or bring into disrepute the Names or the reputation and integrity of the Smithsonian.

     b. Material Breach. Smithsonian may terminate this Agreement in the event of a material breach by Licensee provided that Licensee has been given thirty (30) days written notice of such breach, the nature of the breach has been identified, and Licensee has failed to cure, or to attempt to cure, the asserted breach to the satisfaction of Smithsonian within the notice period. Failure to meet deadlines in Schedules shall constitute a material breach.

     c. Default. It is understood that Licensee will commence in good faith with the development of the Product and will actively continue with the development, manufacture and sale of the Licensed Products in accordance with Schedule B. If Licensee fails to have manufactured, distributed or sold any Smithsonian Products in any two (2) consecutive calendar quarters during the License Period, Smithsonian shall have the right, in addition to all other remedies available to it, to terminate this Agreement upon thirty (30) days prior written notice. If the Licensed Products consist of more than one (1) product and some but not all of such products are not actively distributed and/or sold during any two (2) consecutive quarters, Smithsonian may terminate the Agreement entirely or only as to those certain products not being distributed and/or sold by Licensee. The effective date of such termination shall be thirty (30) days following receipt of the notice by Licensee.

     d. Bankruptcy/Cessation of Business. In the event Licensee enters into proceedings relating to bankruptcy, whether voluntary or involuntary, Licensee agrees to furnish, by certified mail, written notification of the bankruptcy to the Contracting Officer. This notification shall be furnished within five (5) days of the initiation of the proceedings relating to bankruptcy filing. This notification shall include the date on which the bankruptcy petition was filed, the name and location of the court where the petition was filed and the Smithsonian Institution Contract Number as it appears on the first page of this Agreement. This obligation remains in effect until final payment is made under this Agreement. Upon receipt of such notice, and subject to such approvals as may be required by the bankruptcy court and/or trustee in bankruptcy, Smithsonian have the first and exclusive right to purchase part or all of Licensee's remaining Smithsonian Products. If Smithsonian chooses not to purchase the remaining Smithsonian Products, Licensee may dispose of the remainder consistent with the terms and conditions of this Agreement and/or the terms and conditions of any arrangement ordered by the court and/or trustee.

     e. Transfer. Smithsonian may terminate this Agreement effective immediately, at its sole option, if Licensee sells or otherwise disposes of substantially all of its business or assets to a third party, or control of Licensee is transferred, or present management of Licensee is changed, or no longer is involved directly in the day-to-day supervision of Licensee's performance under this Agreement unless Licensee shall have first obtained Smithsonian's prior written permission to such transfer and/or changes.

     f. Force Majeure. If by reason of the laws, regulations, acts, demands, orders, or interpositions of any government or any subdivision or agent thereof; or by acts of God, strike, fire, flood, weather, explosion, accidents, war, rebellion, insurrection, terrorism or any other cause beyond the control of either party whether similar or dissimilar to the foregoing Licensee shall be delayed or prevented from performing this Agreement, such delay or failure to perform shall be excused during the continuance of and to the extent of such cause, and the contract period for performance shall be extended for a period equal to the duration of such cause. If such delay exceeds ninety (90) days, either party hereto may terminate this Agreement, and all rights and obligations hereunder shall cease, except that Licensee shall be responsible for all sums due and owing as of the date of delay.

18.  CONDUCT UPON TERMINATION.
     ------------------------

     a. Notice. Upon receipt of a notice of termination from Smithsonian, Licensee shall cease the manufacture, sale, promotion and distribution of the Licensed Products immediately, except for the sell-off period as specified in paragraph l9.b. Licensee shall deliver to Smithsonian within thirty (30) days of the date of termination a statement indicating the number and description of Smithsonian Products on hand or in process of being manufactured at the time of termination.

     b. Sell-off. Licensee has the right to dispose of the remaining inventory for six (6) months following the date of termination, including the right to use promotional materials developed prior to termination, but only for purposes directly relating to disposal of remaining inventory with the prior written approval of Smithsonian. If Licensee intends to dispose of remaining inventory at a discounted price, Licensee shall notify Smithsonian in advance and afford Smithsonian the opportunity to buy part or all such inventory at the reduced price. If Smithsonian declines to buy the inventory, Licensee may sell it at the discounted price, provided it pays Smithsonian in accordance with this Agreement. Smithsonian shall have the right to conduct physical inventories during the six (6) month disposal period following termination of this Agreement and during normal business hours upon five days prior written notice to Licensee.

     c. Use of Name. Upon termination or expiration of this Agreement, Licensee shall cease to use the Names and shall not exploit in any manner its association with Smithsonian, except as authorized during the sell-off period. These provisions shall survive termination and expiration of this Agreement.

     d. Production Materials. After providing a thirty (30) day advance written notification to Smithsonian, Licensee shall destroy or, upon Smithsonian request, deliver to Smithsonian all production materials including molds, casts, dyes, plates, film or other photographic material, or similar production necessities containing the Names and first created as a result of this License.

     e. Smithsonian Materials. Upon termination or expiration of this Agreement, Licensee shall return all materials, including but not limited to color transparencies, slides, photographs, files of digitized images and text, or reference books provided by Smithsonian for the development of the Products under this Agreement.

     f. Payment. In the event the License granted hereunder is terminated for any reason, each party shall pay immediately to the other any monies owed but unpaid pursuant to this Agreement and, further, Licensee shall pay Smithsonian in accordance with Paragraph 9 for all copies of Products sold during the six (6) month sell-off period.

     g. Rights. Upon termination or expiration of this Agreement, all rights granted hereunder shall revert to Smithsonian.

19.  CONDUCT UPON  EXPIRATION OR RENEWAL OF THE LICENSE PERIOD.
     ---------------------------------------------------------

     Smithsonian shall send a notice of expiration or renewal to Licensee approximately ninety (90) days prior to expiration of the license period. Upon receipt of either notice, Licensee shall have fourteen (14) days from receipt of the notice to respond in writing. Smithsonian may grant such renewal in its sole discretion and may propose modifications of this Agreement as it deems appropriate. Except as modified by the parties, the terms and conditions applicable during the renewal term shall be the same as those contained herein. In the event Licensee fails to respond within the specified period of time or Smithsonian declines to grant renewal, the Agreement shall be deemed terminated and the rights and obligations of Licensee shall be governed by Paragraph 18, above.

20.  RESERVATION OF RIGHTS.
     ---------------------

     Notwithstanding any provision contained herein to the contrary, Smithsonian may license others, including but not limited to firms, individuals, co-partnerships or corporations to use the Names and trademarks in connection with other products and, except as specifically granted herein, the Smithsonian reserves all rights pertaining to the Names and trademarks.

21.  AUTHORIZED REPRESENTATIVES.
     --------------------------

     a. Contracting Officer For the purposes of liaison and direction in contractual interpretation matters, dispute resolution, or for modification of this Agreement, Licensee shall deal with and Smithsonian shall be represented by the Smithsonian Contracting Officer or his special designee.

     b.   Contracting   Officer's   Representative   For  purposes  of  liaison,
          providing  guidance  and  direction  in  daily  operational   matters,
          granting approvals or withholding same and for general contract coordination as detailed herein, the Smithsonian Institution Contracting Officer shall be represented by J. Michael Carrigan, External Affairs Officer, Office of the Provost.

     c. Licensee' Representative ("Licensee") For purposes of liaison and direction in daily operational matters, Licensee shall be represented by F. Michael Budd, President & CEO, Synthonics Technologies, Inc., or his/ her designated representative. The Licensee's Representative shall be responsible for informing the staff of Licensee working on Smithsonian Products about each and every provision of this contract, including, but not limited to, Paragraph 5, above, Approvals.

     d. Substitution of Representative Smithsonian and Licensee shall each have the right to change their representatives and designees set forth herein by providing notice pursuant to Paragraph 23 below. They shall also advise one another in writing of any substitution for said representatives.

22.  NOTICES.
     -------

     All correspondence, notices, royalty payments and all other written communications related to this Agreement in any way shall be delivered by
     U. S. certified mail, postage prepaid, return receipt requested, or a similar carrier requiring signature and receipt.

     All notices which shall be required to be sent by Smithsonian to Licensee shall be sent to the following address:

          Synthonics Technologies, Inc.
          31324 Via Collinas
          Suite 106
          Westlake Village, CA 91362

     All notices which shall be required to be sent by Licensee to Smithsonian shall be sent to:

     For Contract Coordination:              For Contract Matters:
     -------------------------               --------------------
     J. Michael Carrigan                     Contracting Officer
     Office of the Provost                   Office of Contracting
     Smithsonian Institution                 Smithsonian Institution
     1000 Jefferson Drive, S. W., Rm. 230    955 L'Enfant Plaza, Suite P-114
     Washington, DC 20024                    Washington, DC 20560

                                             With copy to:
                                             ------------
                                             Office of the General Counsel
                                             Smithsonian Institution
                                             1000 Jefferson Drive, S.W., Rm. 302
                                             Washington, DC 20560

     By  providing  notice  pursuant  to this  paragraph,  either  party to this
     Agreement  may  change  the   individuals   and/or  the   address(es)   for
     correspondence, notices, or royalties that are to be sent.

23.  NO PARTNERSHIP.
     --------------

     This Agreement does not constitute and shall not be construed as constituting a partnership or joint venture between Smithsonian and Licensee. Neither party shall have the right to obligate or bind the other in any manner whatsoever and nothing herein contained shall give or is intended to give any rights of any kind to any third persons.

24.  NO ASSIGNMENT.
     -------------

     This Agreement and all rights and obligations herein are personal to Licensee and shall not be assigned without Smithsonian's prior written consent.

25.  AMENDMENTS.
     ----------

     No amendments, modifications or waivers to this Agreement shall be valid unless in writing and signed by all parties to this Agreement.

26.  TIME IS OF THE ESSENCE.
     ----------------------

     The parties agree that time is of the essence in this Agreement, and that adherence to the mutually-agreed schedule is vital to the performance of the parties' respective obligations.

27.  DISCLAIMER OF IMPLIED WAIVERS.
     -----------------------------

     The failure of Smithsonian to insist upon the strict performance by Licensee of any of RS the terms of this Agreement, or the acceptance by Smithsonian of any payments, even partial payments, from Licensee with knowledge of any default or breach thereof, shall not be construed as a waiver by Smithsonian of its right to insist at any subsequent time upon the full performance of any of the terms of this Agreement.

28.  CONSTRUCTION.
     ------------

     This Agreement shall be construed in accordance with the applicable Federal laws and laws of the District of Columbia regardless of its place of execution or performance.

29.  NECESSARY SIGNATURES AND CONSENT.
     --------------------------------

     This Agreement and attached Schedules A through C constitute the complete understanding of the parties. This Agreement shall not be deemed effective, final or binding upon Smithsonian or Licensee until signed by each of them at the appropriate places at the conclusion of the annexed schedules.

30.  SEVERABILITY.
     ------------

     The terms of this Agreement are severable. If any term or provision is declared invalid, it shall not affect the remaining terms which shall continue to be binding.

31.  HEADINGS.
     --------

     The Section headings hereof are for the convenience of the parties only and shall not be used in the interpretation of this Agreement.

32.  RECITALS.
     --------

     The recitals herein constitute an integral part of the Agreement reached and are to be considered as such.

33.  ENTIRE AGREEMENT.
     ----------------

     This Agreement constitutes the entire agreement between the parties and supersedes all previous agreements in this matter. There are no other written or oral agreements, representations or understandings with respect to the subject matter of this Agreement. This Agreement and its terms may be amended, modified, or waived only by written agreement, signed by the authorized representative of Licensee and the Contracting Officer, Smithsonian Institution. This Agreement may not be assigned by either party without the written consent of the other.

     IN WITNESS WHEREOF, THE PARTIES hereto have signed this Agreement in duplicate originals as of the day and year above written.

Accepted and agreed,

SMITHSONIAN INSTITUTION                      SYNTHONICS TECHNOLOGIES, INC.

/S/  John F. Coffee                          /S/ F. Michael Budd
--------------------------------             --------------------------------
By:  John F. Coffee for                      By:  F. Michael Budd
     John Cobert                             Its: President & CEO
Its: Contracting Officer

Date: 10/2/97                                Date: 10/2/97

                                    SCHEDULES

SCHEDULE A:  SMITHSONIAN PRODUCTS
---------------------------------

     As used herein the following words will have these definitions:

     REPRODUCTION: A reproduction is a product which is an exact copy of the original.

     ADAPTATION: An adaptation is a product which is a modification and/or derivative of the original. Through flexible interpretation of the artifact, the resulting product will have an appearance similar to the original, but may differ in terms of one or more of the following: function, material, type of manufacture and/or size or color.

     CREATION: A creation is a product resulting from the use of the Smithsonian Institution's collections and its mission as a source of inspiration and/or as a reference point. Such an item need not focus on a particular object in the collections, but rather might be a reflection of the collections as a whole.

SCHEDULE B:  CONCEPT AND DESIGN APPROVALS
------------------------------------------



Approval Stages                               Month         Day       Year

Kick-off Date:                               October        3,        1997

Phase #1:
Approval of the final Storyboards, which
shall be delivered to Smithsonian
no later than:                               October        17,       1997

Phase #2:
Approval  of the final  lists of all
assets to be  reproduced  on the Product,
including,  but not limited to, museum
artifacts,  video clips and audio clips.
The  final  list  shall   state  which
artifacts   will  be   represented   by
two-dimensional   images   and   which
artifacts   will  be   represented   by
three-dimensional images. The final list
shall be delivered to Smithsonian
no later then:                               October        31,       1997

Phase #3:
Approval of the  Product's  script
(all text which shall appear on the Product),
credits, interactivity planning, and
initial CD packaging, which shall
be delivered to Smithsonian no
later than:                                  November       28,       1997

Phase #4:
Approval of the alpha prototype CD
and packaging, which shall be
delivered to Smithsonian no later than:      January        30,       1998

Phase #5:
Approval of beta prototype CD and
packaging, which shall be delivered
to Smithsonian no later than:                February       16,       1998

Phase #6:
Approval of sample of final Product,
which shall be delivered to
Smithsonian no later than:                   February       24,       1998


If Smithsonian changes the date of any approval set forth above to a later date, the remaining approval and delivery dates shall be similarly moved to a later date. For example, if one approval date is moved back one (1) week, then all remaining dates will also be moved back one (l) week.

Failure to meet scheduled deadlines as set forth herein, may be grounds for termination pursuant to Paragraph 18 of this Agreement. Modification of the scheduled deadlines may be made by mutual agreement between the parties.

SCHEDULE C:    TRADEMARK AND DESIGN PROTECTION AGREEMENT
-----------------------------------------------------------

     RE: Sample/Purchase Orders and Manufacturing Contracts for:

Dear Sir or Madam:

     Our company may be entering into Sample/Purchase Order Contract or other manufacturing arrangements with you in the near future and would like to take this opportunity to call to your attention the basis upon which we will enter such arrangements.

     Pursuant to our agreements, we may be providing you with certain designs and artwork and requisitions for finished items (including samples), piece goods and trim, packaging, business materials or labels, among other things. By accepting our instructions, orders, or contracts, your firm agrees that it has only a limited, non-transferable right to use any trademarks, characters, designs, names, symbols, and/or other materials copyrighted, or owned by the Smithsonian Institution or any of its affiliates. You agree that such Material shall not be used by your firm at any time for any purpose other than that for which they were placed in your trust, i.e. in fulfillment of sample/purchase orders and/or manufacturing arrangements, and you shall exercise due diligence so that they are not made available to third parties. No rights shall remain in your firm or its employees or agents as to such material of Smithsonian and you agree that to the extent your firm may acquire any rights to said material, such rights shall revert to Smithsonian, or its affiliates, as the case may be, without any further act of the parties hereunder. All materials containing the aforementioned Material will be returned promptly at any time Smithsonian requests such return, but in any event no later than when the finished product is shipped to Licensee.

     Please place the acknowledgment signature of two (2) of your executive officers in the space provided below and return one signed copy of this letter to the undersigned as soon as possible. Thank you for your cooperation.

Respectfully yours,


------------------------------               -----------------------------------
By:                                          By:
Title:                                       Title:

                         [SPECIMEN ONLY -- DO NOT SIGN]